EXHIBIT 10.2

Letter of Agreement Between National Scientific Corp. & E4World
Regarding Electronic Component Logistics Services (ECLS)

January 4, 2001

The parties agree on a common language basis as follows;

1.	Purpose: To cooperate on the importing and immediate reselling of up to $10M worth of PC/electronic components from a set of Korean Manufacturers (“Manufacturers”, listed below) to a set of U.S. Distributors (“Distributors”, listed below) over the next 12 months, starting January 4, 2001. These transactions will be engineered with no material inventory carrying risk or obsolesce risk for either party, because these transactions will be designed so that no Manufacturer purchase order will be released from NSC before NSC has in-hand non-cancelable PO’s with Net 30 terms or better from Distributors, which E4 shall facilitate and secure for NSC.

2.	Start-up: E4 will assist NSC in establish the necessary contractual relationships in the next 30 days with known set of Korean Manufacturers and a known set of U.S. Distributors in order to support this business. E4 will assist NSC in establishing the necessary facilities and contractual relations in L.A. to manage the logistics for these transactions on a fully outsourced and insurance basis, whose performance E4 shall oversee and assure during this course of this agreement.

3.	Foreign Inbound Shipment Trigger: NSC will receive from Distributors Non-cancelable PO’s, whose receipt shall be communicated to E4. Then NSC shall issue a Purchase Order to the Manufacturers and shall purchase the product on Net 45 to 90 (depending on parts or manufacturer, although parties will target average terms of better than Net 60) FOB L.A. terms or better from the Manufacturers. NSC shall use its good faith and credit to secure these terms from the Manufacturers. All goods will be delivered to pre-determined locations in LA, where NSC will briefly assume title. The goods will be stored using bonded and insured logistics services secured by E4 and approved by both parties. Manufacturers who desire to ship goods prior to issuance of an NSC Purchase Order may do so on a contingency basis only —NSC will not assume title for such product shipments.

4.	U.S. Outbound Shipment Trigger: NSC will from there they will be immediately shipped to appropriate Distributors in the U.S using bonded and insured logistics services secured by E4 and approved by both parties. That NSC shall invoice Distributors for amounts specified in their P.O., and shall collect such payments.

5.	Forms of Payment: All forms of payment or remuneration between the parties and the Manufactures and the Distributors shall be made clear in writing to both parties as these payments occur. This shall include but not be limited to payment of coop fees, rebates, market development funds, and any other source of funds in any form that is directly or indirectly linked to the transactions covered in this agreement. Any of these payments shall be referred to as “Special Funds.” All business will be conducted in US dollars.

6.	Meaning of Landed Cost: Landed Cost of Product shall be defined to include invoices from Manufacturers for such product, shipping fees, import fees and duties, taxes, storage and full insurance, packaging, handling and all outbound logistics, less any “Special Funds” received by either party for the goods in question.

7.	Division of Gross Margins: NSC shall claim the first 1.0 Percentage Points above Landed Cost for its services. NSC will remit to E4 60% of all margins earned between 1 and 10 points, and 80% of all margins earned above 10 points. These amounts will be paid to E4 as “commissions.” NSC will remit these funds to E4 within 10 business days of payment by Distributors.

8.	Minimum Volume: E4 shall guaranty to NSC between $2.5M and $10M in Non-Cancelable Distributor Purchase Orders during the term of this agreement. Total gross margin from these revenues is guaranteed to be $250,00. NSC will be given the first $10M in E4 business in this matter. After reaching $10M combined revenue, E4 has the right to conduct its own distribution business or to extend this agreement with NSC.

9.	Indemnification: Because of its unique relationships between E4 and the Manufacturers and Distributors in this transaction, E4 agrees to indemnify NSC and its officers and directors against the following items: inventory loss, inventory obsolesce, failure of Manufacturers to deliver on accepted Purchase Orders, illegal acts or Bankruptcy by Manufactures or E4, failure of Distributors to make promised payments in such as fashion that Manufacturer terms are violated. Indemnification shall be limited to working with all parties using all best efforts to complete the transactions as originally designed and documented in the associated Purchase Orders. This shall include but not be limited to buying at Landed Cost any Inventory held for longer than 90 days by NSC, should NSC request such a remedy. This clause does not include clerical error or other error by NSC, for which E4 is not liable.

10.	Initial Payment: NSC will pre-pay $100,000 to E4 as advance upon commissions upon execution of this agreement, which shall be treated as a secured loan until earned, at 12% per annum interest and secured by the attached note. E4 shall provide best efforts to help NSC perfect its security interest in this loan. If E4 has failed to generate at least $500,000 in non-cancelable PO’s from Distributors for reasonably available product by March 31, 2001, then the remainder of this advance shall be refunded on that date to NSC along with a cash penalty of $10,000. NSC may also request repayment of this $100,000 at any time if NSC has reason to believe that this agreement has been breached, and E4 will remit such funds to NSC within 30 business days. Each party will be responsible for its own expenses.

11.	Converting into Final Agreement: The parties agree to convert this common language agreement into a more fully structured contract within 21 days of the date of this agreement. The more fully structured contract will replace this agreement in its entirety.

Agreed this date in Phoenix, Arizona,

________________________________	________________________________

Richard Kim_______________________	Michael Grollman___________________

Chairman, E4World	COO, National Scientific Corp.

Proposed Table of Manufacturers and Distributors (subject to change)

Manufacturers	Distributors

SPEAKERS —OSAKI KOREA	National Distributor: Ingram Micro, Techdata, D&H, SED

FAXMODEM —STERLINK	* *Regional Distributor: NCX Corp (CA), Incomex (Miami)

SYSTEM —NCX CORP. and DIY Computer	*Mass Merchant: BestBuy, CompuUsa

HDD —MEDIA INFO	*Regional Merchant: Fry’s, Tops

*Mailing Order: Creative Computer